Exhibit 4(f)

CALCULATION AGENCY AGREEMENT

BETWEEN

MCDONALD’S CORPORATION

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

MEDIUM TERM NOTES

THIS AGREEMENT is made as of, July 27, 2018, between MCDONALD’S CORPORATION whose principal executive office is at 110 North Carpenter Street, Chicago, Illinois 60607 (the “Corporation”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, whose designated corporate trust office is at 2 North LaSalle Street, Suite 700, Chicago, Illinois 60602 (together with any successor, called the “Calculation Agent”).

W I T N E S S E T H :

WHEREAS, the Corporation proposes to issue, from time to time, an indeterminate number and amount of its Medium-Term Notes and those Notes may be designated as Fixed Rate or Floating Rate (altogether, the “Notes”).  The Notes will be offered by the Corporation through the Agents from time to time party to the Distribution Agreement, dated as of September 28, 2009, as amended (the “Underwriters”).  The Notes are to be issued under an Indenture, dated as of October 19, 1996, by and between the Corporation and U.S. Bank National Association (formerly, First Union National Bank), as Trustee (the “Trustee”) (the “Indenture”).  The Notes are to be sold pursuant to the terms of the Prospectus and Prospectus Supplement, each dated July 27, 2018 (together, the “Prospectus”), or any prospectus supplement or pricing supplement filed by the Corporation pursuant to Rule 424(b) under the Securities Act relating to the Notes subsequent to the date of this Agreement.  Terms used but not defined herein shall have the meanings assigned to them in the Prospectus relating to the Notes.

For the purpose of appointing an agent to calculate the interest rate on the Notes, based on LIBOR as described in the Prospectus, the Corporation and The Bank of New York Mellon Trust Company, N.A. agree as follows:

1.                                      Upon the terms and subject to the conditions contained herein, the Corporation hereby appoints the Calculation Agent as its Calculation Agent and Calculation Agent hereby accepts such appointment as the Corporation’s agent for the purpose of calculating the interest rates and the interest amounts due on the applicable Payment Dates on the Notes in the manner and at the times provided in the Notes and the Prospectus and the related issuer free writing prospectus.

2.                                      The Calculation Agent shall exercise due care to determine the interest rates and the interest amounts due on the applicable Payment Dates on the Notes and shall communicate the same to the Corporation, the Trustee, The Depository Trust Company and any paying agent identified to it in writing as soon as practicable after each determination.  The Calculation Agent will, upon the request of the holder of any Note, provide the interest rate then in effect with respect to such Note and, if determined, the interest rate with respect to such Note which will become effective on the next interest payment date.  No amendment to the provisions of the Notes relating to the duties or obligations of the Calculation Agent hereunder may become effective without the prior written consent of the Calculation Agent, which consent shall not be unreasonably withheld.

3.                                      The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Corporation agrees:

(a)                                 The Calculation Agent shall be entitled to such compensation as may be agreed upon with the Corporation for all services rendered by the Calculation Agent in accordance with this Agreement, and the Corporation promises to pay such compensation and to reimburse the Calculation Agent for the reasonable out-of-pocket expenses (including attorneys’ and other professionals’ fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Corporation shall reasonably require.

(b)                                 The Corporation agrees to indemnify the Calculation Agent for, and to hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim (regardless of who asserts such claim) of liability) incurred by the Calculation Agent that arises out of or in connection with its accepting appointment as, or acting as, Calculation Agent hereunder, except such as may result from the negligence, willful misconduct or bad faith of the Calculation Agent or any of its agents or employees; provided the Corporation shall be entitled to retain counsel and control the defense of any third party claim subject to indemnification under this Agreement.  The Calculation Agent shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Corporation shall pay the reasonable fees and expenses of such separate counsel; provided, however, that the Calculation Agent may only employ separate counsel at the expense of the Corporation if in the judgement of the Calculation Agent (i) a conflict of interest exists by reason of common representation or (ii) there are legal defenses available to the Calculation Agent that are different from or are in addition to those available to the Corporation or if all parties commonly represented do not agree as to the action (or inaction) of counsel. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith and with due care to calculate any interest rate hereunder.  The provisions of this section shall survive the termination of this Agreement.

(c)                                  In acting under this Agreement and in connection with the Notes, the Calculation Agent is acting solely as agent for the Corporation and does not assume any obligations to or relationship of agency or trust for or with any of the owners or holders of the Notes.

(d)                                 The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Notes, any notice, direction, certificate, affidavit, document or communication reasonably believed by it in good faith to be genuine and to have been approved or signed by the proper party or parties of the Corporation.

(e)                                  The Calculation Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, any Notes, with the same rights that it or they would have if the Calculation Agent were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Corporation as freely as if the Calculation Agent were not the Calculation Agent.

(f)                                   Neither the Calculation Agent nor its officers, directors or employees shall be liable to the Corporation for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their negligence, willful misconduct or bad faith.

(g)                                  The Calculation Agent shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Calculation Agent.

(h)                                 Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Corporation made or given by it under any provision of this Agreement shall be sufficient if signed by any officer of the Corporation or any other employee delegated authority to provide communication on behalf of the Corporation to the Calculation Agent in a certificate signed by the Treasurer or Assistant Treasurer of the Corporation and provided to the Calculation Agent.

(i)                                     In no event shall the Calculation Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether it has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j)                                    In no event shall the Calculation Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

(k)                                 The Corporation will not, without first obtaining the prior written consent of the Calculation Agent, make any change to the Notes if such change would materially and adversely affect the Calculation Agent’s duties and obligations under this Agreement.

4.                                      (a)                                 The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Corporation of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall never be less than 30 days after the receipt of such notice by the Corporation, unless the Corporation expressly agrees to accept less notice.  The Calculation Agent may be removed at any time by the filing with it of any instrument in writing signed on behalf of the Corporation and specifying such removal and the date when such removal is intended to become effective.  Such resignation or removal shall take effect upon the date of the appointment by the Corporation, as hereinafter provided, of a successor Calculation Agent and acceptance by the successor Calculation Agent of such appointment.  If within 30 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, at the expense of the Corporation, petition a court of competent jurisdiction to appoint a successor Calculation Agent.  A successor Calculation Agent shall be appointed by the Corporation by an instrument in writing signed on behalf of the Corporation and the successor Calculation Agent.  Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so succeeded shall cease to be the Calculation Agent hereunder.  Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the Corporation of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it hereunder and to the payment of all other amounts owed to it hereunder.

(b)                                 Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor and to the Corporation an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

(c)                                  Any corporation into which the Calculation Agent may be merged, or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger or consolidation or to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its corporate trust assets or business shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.  Notice of any such merger, consolidation or sale shall forthwith be given to the Corporation and the Trustee.

5.                                      Any notice required to be given hereunder shall be delivered in person, sent by letter or telecopy or communicated by telephone (subject, in the case of communication by telephone or by telecopy, to confirmation dispatched within twenty-four hours by letter), in the case of the Corporation, to 110 North Carpenter Street, Chicago, Illinois 60607, telephone: (630) 623-3000; Attention: Treasurer, in the case of The Bank of New York Mellon Trust Company, N.A., to Corporate Trust Administration, 2 North LaSalle Street, Suite 700, Chicago, Illinois 60602, telephone: (312) 827-8639, fax: (312) 827-8542 and, in the case of The Depository Trust Company, to Manager Announcements, Dividend Department, The Depository Trust Company, 55 Water Street - 25th Floor, New York, New York 10041, telecopy: (212) 855-4555 or (212) 709-1263, or to any other address of which any party shall have notified the others in writing as herein provided.  Any notice hereunder given by telephone, telecopy or letter shall be deemed to be received when in the ordinary course of transmission or post, as the case may be, it would be received.

6.                                      The Calculation Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Calculation Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing.  If the Corporation elects to give the Calculation Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Calculation Agent in its discretion elects to act upon such instructions, the Calculation Agent’s reasonable understanding of such instructions shall be deemed controlling.  In the event of any inconsistent or conflicting instructions, the Calculation Agent shall use reasonable means to seek clarification from the Corporation.  The Calculation Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Calculation Agent’s reasonable reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.  The Corporation agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Calculation Agent, including without limitation the risk of the Calculation Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

7.                                      This Agreement and the Calculation Agent’s appointment as Calculation Agent hereunder shall be construed and enforced in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of laws principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

8.                                      This Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

9.                                      In the event of any conflict relating to the rights or obligations of the Calculation Agent in connection with the calculation of the interest rate on the Notes, the relevant terms of this Agreement shall govern such rights and obligations.

10.                               EACH OF THE CORPORATION AND THE CALCULATION AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

11.                               In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering and the Customer Identification Program requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Calculation Agent must obtain, verify and record information that allows the Calculation Agent to identify customers (“Applicable Law”), the Calculation Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Calculation Agent.  Accordingly, the Company agrees to provide to the Calculation Agent within ten (10) business days of its request from time to time such identifying information and documentation as may be available for such party in order to enable the Calculation Agent to comply with Applicable Law.

12.                               If LIBOR has been permanently discontinued, the Calculation Agent will use as directed by the Corporation, as a substitute for LIBOR and for each future Interest Determination Date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice (the “Alternative Rate”).  As part of such substitution, the Calculation Agent will, as directed by the Corporation, make such adjustments to the Alternative Rate or the spread thereon, as well as the Business Day convention, Interest Determination Dates and related provisions and definitions (“Adjustments”), in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Notes.  If there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, the Corporation may remove the Calculation Agent and appoint a replacement entity to serve as Calculation Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MCDONALD’S CORPORATION

By:	/s/ Karen A. Matusinec
Name: Karen A. Matusinec
Title: Corporate Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Calculation Agent

By:	/s/ Richard Tarnas
Name: Richard Tarnas
Title: Vice President

[Signature Page to Calculation Agency Agreement]